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                                                                   EXHIBIT 99.1


COMMERCIAL INTERTECH REPORTS FISCAL 2000 FIRST QUARTER RESULTS HIGHER THAN 1999 FIRST QUARTER

     -    EPS of $0.17 vs. Loss for First Quarter of 1999

     - Commercial Hydraulics Operating Profit, Excluding Unusual Items, Up 61 Percent

     -    First Quarter Bookings 28 Percent Above Comparable 1999 Period

YOUNGSTOWN, Ohio, Feb. 23 -- Commercial Intertech Corp. (NYSE: TEC) today reported sharply increased results for the fiscal first quarter ended January 31, 2000 versus the comparable quarter of fiscal 1999.

Net income for the first quarter of 2000 was slightly below $3.0 million, or $0.17 per diluted share, versus a loss of $0.7 million, or $0.08 per diluted share, recorded in the first quarter of 1999. Results for the first quarter of 2000 included a gain on the sale of property in the United States of $0.02 per diluted share and $0.04 per share in charges for unusual items associated with the Company's announcement of a proposed merger with Parker-Hannifin Corporation (NYSE: PH) as well as costs incurred in the implementation of major strategic initiatives to improve long- term profit prospects for hydraulic business units in the United Kingdom and Europe. In the first quarter of 1999 the Company reported a nonrecurring charge of $3.3 million resulting from a number of initiatives to reorganize certain areas of the business and reduce operating costs. Excluding these nonrecurring charges and unusual items, normalized comparable diluted earnings per share were $0.15 in 1999 and $0.19 in 2000.

Worldwide first quarter 2000 revenues of $120.3 million were slightly higher than the level recorded for 1999's first period.

Commenting on the first quarter of 2000, Paul J. Powers, Chairman and Chief Executive Officer, said, "We are generally very pleased with the Company's overall performance for the first quarter, and particularly encouraged by the results reported by Commercial Hydraulics. With the exception of one operation, all of our domestic hydraulics business units reported higher first quarter operating income compared with last year. Moreover, operating margin for Commercial Metal Forming reached 15 percent on a revenue decline of nearly nine percent. Astron Building Systems reported a loss for the quarter, which was expected as extreme weather conditions in Western Europe and Russia delayed shipments in what is historically this business unit's weakest quarter of the year. In summary, Commercial Intertech is off to a solid start in 2000."



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     COMMERCIAL HYDRAULICS
     ---------------------

                                     Three Months Ended
                                         January 31
                                     ------------------

     (Millions of Dollars)       2000         1999        Change

     Net Revenues                $85.4        $79.9         6.8%
     Operating Income            $4.2         $3.32         7.8%
       Percent to Revenues        4.9%         4.1%

The Company indicated that earnings were up nearly 28 percent compared with last year's first quarter primarily due to increased domestic customer demand in the truck, refuse, material handling, turf care and recreational marine equipment markets. Excluding merger and strategic initiative expenses recorded in the first quarter of 2000, operating income was $5.2 million, representing an increase of 61 percent over last year's comparable quarter. Operating margin, excluding these unusual expenses, was 6.1 percent in the first quarter of 2000. The combined German operations reported their best quarterly performance ever while results in the United Kingdom were disappointing, reflecting continued erosion in industrial markets.

First quarter bookings of nearly $96 million were 19 percent above the $80 million recorded for last year on a currency adjusted basis. Orders for the first period of 2000 were 15 percent higher than the fourth quarter of fiscal 1999. The backlog of orders for Commercial Hydraulics at the close of the first quarter of 2000 was $116 million, up approximately nine percent from the level at the beginning of the fiscal year.

     ASTRON BUILDING SYSTEMS
     -----------------------

                                          Three Months Ended
                                              January 31
                                          ------------------

     (Millions of Dollars)          2000          1999        Change

     Net Revenues                   $22.0         $26.1       (15.9%)
     Operating Income               $(0.2)        $1.6           --
       Percent to Revenues           (1.1%)        6.1%

Astron Building Systems reported a loss of $0.2 million compared with operating income of $1.6 million for the first quarter of fiscal 1999. Revenues for the quarter were nearly 16 percent (four percent on a currency adjusted basis) below 1999's first quarter. The Company indicated the loss was primarily the result of severe winter weather conditions in Western Europe and Russia which adversely affected shipment levels. First quarter 1999 results, which represented the highest earnings for a first quarter in ten years, also included the shipment of two large and highly profitable but non-repeating contracts.


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Bookings for Astron Building Systems in the first quarter of fiscal 2000 of $42 million, were 64 percent above the $26 million of last year's comparable quarter. Compared with the fourth quarter of fiscal 1999, orders for the first quarter of 2000 were 34 percent higher. Backlog for Astron was 53 percent higher than the level reported at the beginning of the fiscal year.

     COMMERCIAL METAL FORMING
     ------------------------

                                     Three Months Ended
                                         January 31
                                     ------------------

     (Millions of Dollars)          2000          1999        Change

     Net Revenues                   $12.9         $14.2       (8.8%)
     Operating Income               $1.9          $2.1        (6.1%)
       Percent to Revenues          15.0%         14.6%

Operating income for the first quarter of 2000 of $1.9 million was six percent lower than the $2.1 million recorded in the first quarter of 1999. Operating margin in 2000 of 15 percent represented one of the highest performances in the Company. The moderately lower levels of revenues and income versus the same period in 1999 were the result of a general downturn in customer demand from certain industry segments, including truck equipment and distribution center markets. Offsetting the lower demand from such segments was increased sales to new customers and new product introductions.

Bookings for Commercial Metal Forming for the first quarter of fiscal 2000 of $14 million were seven percent above the $13 million for the comparable period of 1999. Backlog at the close of the first quarter of $8 million was nearly the same as the beginning of the year.

     OUTLOOK
     -------

Regarding the outlook for the remainder of fiscal 2000, Mr. Powers commented, "The positive momentum we began to experience on a sequential basis in 1999 accelerated in the first quarter of fiscal 2000. Total bookings for Commercial Intertech for the first quarter were 28 percent above 1999's first quarter and 17 percent above the fourth quarter of 1999. Order backlog of $178 million has increased nearly $28 million or 19 percent since the beginning of the year.

"Current business conditions suggest growth in revenues and income in fiscal 2000 for Commercial Hydraulics and Astron Building Systems. Orders for both businesses have been particularly robust with high levels of demand being reported by our domestic hydraulics units from customers in the important truck, construction, refuse and marine equipment industries. Astron bookings are extremely strong and we expect significant improvements in shipments and profits as the year unfolds.

"Looking to the future, a worldwide effort is underway to tap the potential of our workforce through utilization of self-directed work teams and a heightened focus on lean manufacturing while


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our Systems Engineering organization in Commercial Hydraulics will help identify, develop and market state-of-the-art integrated hydraulic systems to solve complex customer needs in the mobile equipment industry. A number of special purpose teams have also been created in Commercial Hydraulics and Commercial Metal Forming to address new product development and customer service needs in the marketplace while Building Systems will be putting into place additional infrastructure necessary to capitalize on market opportunities in Eastern Europe, an area where Astron has enjoyed substantial growth in revenues and income in recent years.

"While we have made substantial progress toward our goal of achieving profitability at our German hydraulics units, these facilities as well as our units in the United Kingdom have performed far below acceptable levels. We are in the process of refining and implementing strategic initiatives to move these operations toward acceptable profit performance in fiscal 2000.

"Although it is premature to speculate as to profit levels for the year, the fundamentals suggest that Commercial Intertech is positioned for strong earnings potential in 2000."

On January 17, 2000, Commercial Intertech and Parker-Hannifin Corporation announced that their Boards of Directors had approved a definitive agreement to merge in a cash and stock transaction whereby Parker would acquire all outstanding stock of Commercial Intertech. The merger is subject to approval of the shareholders of Commercial Intertech; regulatory approvals in the United States, Europe and other countries; and other closing conditions.

Commercial Intertech is an international manufacturer of engineered metal products and systems comprising Commercial Hydraulics, Astron Building Systems and Commercial Metal Forming. The Company employs 3,800 men and women at 27 facilities in seven countries.

Forward-looking statements contained in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Commercial Intertech Corp. has tried, wherever possible, to identify these "forward looking" statements by using such words as "suggest," "anticipate," "estimate," "expect" and similar expressions. The Company cautions that a number of important factors could cause the Company's actual results for 2000 and beyond to differ materially from those expressed in any forward looking statements made by or on behalf of the Company. These important factors include, without limitation, demand for the Company's products; competition by rival developers of hydraulic systems and building systems and metal products; changes in technology; customer preferences; growth in the hydraulic systems and building systems and metal products industries; and general economic and business conditions. These important factors and other factors which could affect the Company's results are detailed in the Company's filings with the Securities and Exchange Commission and are included herein by reference. The Company assumes no obligation to update the information in this press release.



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                   COMMERCIAL INTERTECH CORP. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED BALANCE SHEETS (unaudited)

(Thousands of dollars)                                  January 31,  October 31,
                                                           2000         1999
ASSETS
------
     CURRENT ASSETS:
       Cash and cash equivalents                         $ 21,988      $ 27,046
                                                         --------      --------
       Accounts receivable, less allowance
          (2000-$2,702; 1999-$2,768)                       68,370        82,918
       Inventories                                         61,800        61,305
       Deferred income tax benefits                        14,931        15,742
       Prepaid expenses and other current assets            3,399         4,834
                        TOTAL CURRENT ASSETS              170,488       191,845
                                                         --------      --------

    PROPERTY, PLANT AND EQUIPMENT                         243,657       246,821
       Less allowance for depreciation                    134,987       134,173
                                                         --------      --------
                        TOTAL                             108,670       112,648

    NONCURRENT ASSETS:
       Intangible assets                                   39,223        40,249
       Pension assets                                      55,581        53,536
       Other assets                                         2,418         3,732
                                                         --------      --------
                        TOTAL NONCURRENT ASSETS            97,222        97,517
                                                         --------      --------
                        TOTAL ASSETS                     $376,380      $402,010
                                                         ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
      CURRENT LIABILITIES:
         Bank loans                                      $  3,270      $  4,892
         Accounts payable and accrued expenses             81,177        99,335
         Accrued income taxes                               3,428         5,591
         Dividends payable                                  2,713         2,968
         Current portion of long-term debt                  1,446         2,024
                                                         --------      --------
                        TOTAL CURRENT LIABILITIES          92,034       114,810

    NONCURRENT LIABILITIES:
       Long-term debt                                     100,920       100,215
       Deferred income taxes                               23,338        22,666
       Postretirement benefits                             28,361        28,372
                                                         --------      --------
                       TOTAL NONCURRENT LIABILITIES       152,619       151,253


    SHAREHOLDERS' EQUITY:


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Preferred stock, no par value:
   Authorized:  10,000,000 shares
   Series A participating preferred shares                       0            0
   Series B ESOP convertible preferred shares
      Issued:  2000 - 893,343 shares
               1999 - 893,343 shares                        20,770       20,770
Common stock, $1 par value:
   Authorized:  30,000,000 shares
   Issued:  2000 - 14,626,958 shares
      (excluding 1,805,031 in treasury);
      1999 - 14,695,136 shares
      (excluding 1,787,615 in treasury)                     14,627       14,695
Capital surplus                                              8,030        8,414
Retained earnings                                          119,772      119,224
Deferred compensation                                      (12,565)     (13,822)
Accumulated other comprehensive income:
   Translation adjustment                                  (18,907)     (13,334)
                     TOTAL SHAREHOLDERS'
                       EQUITY                              131,727      135,947
                                                         ---------     --------
                     TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY              $ 376,380     $402,010
                                                         =========     ========



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                   COMMERCIAL INTERTECH CORP. AND SUBSIDIARIES
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (unaudited)

                                                           Three Months Ended
                                                               January 31,
     (Thousands of dollars except                          ------------------
      per share data)                                       2000          1999

     Net sales                                           $120,337      $120,290

     Less costs and expenses:
       Cost of products sold                               92,520        91,648
       Selling, administrative and
          general expenses                                 21,954        21,726
       Nonrecurring costs                                       0         5,392
                                                         --------      --------

                                                          114,474       118,766

     Operating income                                       5,863         1,524

     Nonoperating income (expense):
       Interest income                                        240           356
       Interest expense                                    (2,076)       (2,407)
       Foreign currency (losses)                              (17)         (779)
       Other                                                  557           259
                                                         --------      --------
                                                           (1,296)       (2,571)

     Income (loss) before income taxes                      4,567        (1,047)

     Income taxes (benefit)                                 1,593          (335)
                                                         --------      --------

     Net income(loss)                                    $  2,974       $  (712)
                                                         ========      ========

     Preferred stock dividends                               (441)         (458)
                                                         --------      --------
     Net income (loss) applicable to
       common stock                                      $  2,533      $ (1,170)
                                                         ========      ========

     Earnings per share of common stock:
      Net income (loss):
         Basic                                           $   0.18      $  (0.08)
         Diluted                                         $   0.17      $  (0.08)
         Dividends per common share                      $   0.15      $   0.15



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                   COMMERCIAL INTERTECH CORP. AND SUBSIDIARIES
                          SEGMENT REPORTING (unaudited)

                                                           Three Months Ended
                                                                January 31,
                                                           ------------------
                                                             2000        1999
     (Thousands of dollars)

     Commercial Hydraulics
      Net Sales                                          $  85,371     $ 79,927
      Operating Income                                       4,153        3,249
        Percent To Sales                                       4.9%         4.1%

     Building Systems
      Net Sales                                          $  22,012     $ 26,162
      Operating Income                                        (232)       1,599
        Percent To Sales                                      (1.1)%        6.1%

     Metal Forming
      Net Sales                                          $  12,954     $ 14,201
      Operating Income                                       1,942        2,068
        Percent To Sales                                      15.0%       14.6%

     Nonrecurring Costs                                  $       0     $ (5,392)

     TOTAL COMPANY
      Net Sales                                          $ 120,337     $120,290
      Operating Income                                       5,863        1,524
        Percent To Sales                                       4.9%         1.3%

SOURCE Commercial Intertech Corp.

CONTACT: Steven J. Hewitt or Bruce C. Wheatley of Commercial Intertech Corp., 330-746- 8011, or fax, 330-746-1148